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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-32468
PROSPECTUS SUPPLEMENT NO. 15
(TO PROSPECTUS DATED MARCH 14, 2000)

                                  $650,000,000
                             CONEXANT SYSTEMS, INC.

             4% CONVERTIBLE SUBORDINATED NOTES DUE FEBRUARY 1, 2007 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

         This Prospectus Supplement No. 15 supplements and amends the Prospectus dated March 14, 2000, the Prospectus Supplement dated April 7, 2000, Prospectus Supplement No. 2 dated April 14, 2000, Prospectus Supplement No. 3 dated April 21, 2000, Prospectus Supplement No. 4 dated April 28, 2000, Prospectus Supplement No. 5 dated May 5, 2000, Prospectus Supplement No. 6 dated May 12, 2000, Prospectus Supplement No. 7 dated May 18, 2000, Prospectus Supplement No. 8 dated May 26, 2000, Prospectus Supplement No. 9 dated June 1, 2000, Prospectus Supplement No. 10 dated June 9, 2000, Prospectus Supplement No. 11 dated June 16, 2000, Prospectus Supplement No. 12 dated July 7, 2000, Prospectus Supplement No. 13 dated August 4, 2000 and Prospectus Supplement No. 14 dated August 18, 2000 (as amended, the "Prospectus"), relating to the resale from time to time by holders of our 4% Convertible Subordinated Notes Due February 1, 2007 and shares of our common stock issuable upon the conversion of the notes. Such information has been obtained from the selling securityholders. This prospectus supplement should be read in conjunction with the Prospectus.

         The table on the Prospectus Supplement dated August 4, 2000, is hereby amended as follows:

         The deletion from the Prospectus Supplement dated August 4, 2000 of:

Museum of Fine Arts, Boston                     $ 28,000       *        259         259
Parker-Hannifin Corporation                     $ 33,000       *        305         305
ProMutual                                       $101,000       *        935         935
Putnam Convertible Opportunities and            $ 76,000       *        703         703
    Income Trust
University of Rochester                         $ 26,000       *        240         240

         and the substitution therefor of:

Museum of Fine Arts, Boston                     $100,000       *        925         925
Parker-Hannifin Corporation                     $100,000       *        925         925
ProMutual                                       $200,000       *      1,851       1,851
Putnam Convertible Opportunities and            $200,000       *      1,851       1,851
    Income Trust
University of Rochester                         $100,000       *        925         925


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         The information appearing in the table below, as of the date hereof, further supplements and amends the information in the table appearing under the heading "Selling Securityholders" in the Prospectus:

                                                 PRINCIPAL AMOUNT OF
                                                 NOTES BENEFICIALLY                        COMMON STOCK OWNED
                                                  OWNED AND OFFERED       PERCENTAGE OF       PRIOR TO THE       COMMON STOCK
                     NAME                              HEREBY           NOTES OUTSTANDING       OFFERING        OFFERED HEREBY
--------------------------------------------------------------------------------------------------------------------------------
Putnam Balanced Retirement Fund                      $  100,000                 *                   925                925
Any other holder of notes or future transferee
 from any such holder                                $1,149,000                 *                10,638             10,638


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* Less than one percent.

         The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion price of $108.00 per share of common stock and a cash payment in lieu of any fractional share. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion price of $108.00 per share.

         INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is August 25, 2000.


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